Exhibit 15.1

Advanced Fuel Technologies Ltd.

MINUTES OF DIRECTORS’ MEETING

July 27, 2017

Withdrawal of MOU and Approval of License Agreement with Lux Biologics Limited

The Board of Directors of Advanced Fuel Technologies Ltd. (“Company”) held a meeting on the 27th day of July 2017 at 11 a.m., at corporate headquarters in Denver, Colorado.

The following Directors, were present: Francesca Albano, Mireille Samson, Laura Haase

Upon a duly carried motion, Francesca Albano was elected acting Chairperson, and acting Secretary of the meeting.

The Secretary then acknowledged this meeting was held without prior notice and consent was granted; as contained at the end of these minutes.

Next, the Board of Directors reviewed the attached License Agreement with Lux Biologics Limited (“Lux Bio”) regarding Bio-Oil know how (“License Agreement”).

Next, upon a duly made and carried motion, it was

RESOLVED, that the aforesaid License Agreement is approved; and it is

FURTHER RESOLVED, that the attached earlier MOU with Lux Bio, dated August 7, 2016, is hereby withdrawn and of no further legal force or effect.

There being no further business, upon a duly made, seconded and carried motion, the meeting was adjourned.

/s/ Francesca Albano

Francesca Albano; Secretary of the Meeting

WAIVER OF NOTICE

I am a member of the Board of Directors of Advanced Fuel Technologies Ltd. I agree to waive notice of the above Directors’ Meeting and further state that I consent to all actions taken as described above in these Meeting Minutes.

Dated: July 27, 2017.

--Signed--	--Signed--	--Signed--
/s/ Francesca Albano	/s/ Mireille Samson	/s/ Laura Haase
Francesca Albano	Mireille Samson	Laura Haase